ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-224071

DOLLAR TREE, INC.

PRICING TERM SHEET

April 5, 2018

$750,000,000 Senior Floating Notes Due 2020

$1,000,000,000 3.700% Senior Notes Due 2023

$1,000,000,000 4.000% Senior Notes Due 2025

$1,250,000,000 4.200% Senior Notes Due 2028

This pricing term sheet is qualified in its entirety by reference to the preliminary prospectus supplement dated April 5, 2018 (the “Preliminary Prospectus Supplement”), supplementing the base prospectus dated April 2, 2018 (the “Base Prospectus”) included in the registration statement (File No. 333-224071) filed with the Securities and Exchange Commission (the “SEC”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement and Base Prospectus to the extent it is inconsistent with the information contained therein. Terms used and not defined herein have the meanings assigned in such Preliminary Prospectus Supplement.

Issuer:	Dollar Tree, Inc.

Form of Offering:	SEC Registered

Current Rating (Moody’s/S&P)*:	Baa3/BBB-

Trade Date:	April 5, 2018

Settlement Date:

April 19, 2018 (T+10). We expect that delivery of the notes will be made to investors on or about April 19, 2018 which will be the tenth business day following the date hereof (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next seven succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof or the next seven succeeding business days should consult their advisors.

Terms Applicable to Floating Rate Notes

Title of Securities:	Senior Floating Notes Due 2020

Final Maturity Date:	April 17, 2020

Principal Amount:	$750,000,000

Price to Public:	100.000%, plus accrued interest, if any, from April 19, 2018

Initial Interest Rate:	LIBOR on April 17, 2018, plus 70 basis points

Spread to LIBOR:	+70 basis points

Index Maturity:	Three months

Optional Redemption:	On and after April 22, 2019 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date

Designated LIBOR Page:

Bloomberg L.P. page “BBAM” or such other page as may replace Bloomberg L.P. page “BBAM” on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks

Interest Payment Dates:	January 17, April 17, July 17 and October 17, commencing July 17, 2018

Record Dates:	January 3, April 3, July 3 and October 3

CUSIP/ISIN Numbers:	CUSIP: 256746 AE8 ISIN: US256746AE84

Terms Applicable to Fixed Rate Notes

Title of Securities:	3.700% Senior Notes Due 2023	4.000% Senior Notes Due 2025	4.200% Senior Notes Due 2028

Final Maturity Date:	May 15, 2023	May 15, 2025	May 15, 2028

Principal Amount:	$1,000,000,000	$1,000,000,000	$1,250,000,000

Benchmark Treasury:	2.500% due March 31, 2023	2.625% due March 31, 2025	2.750% due February 15, 2028

Benchmark Treasury Price and Yield:	99-11¼; 2.640%	99-03+; 2.766%	99-09+; 2.832%

Spread to Benchmark Treasury:	+110 basis points	+125 basis points	+140 basis points

Yield to Maturity:	3.740%	4.016%	4.232%

Price to Public:	99.814%, plus accrued interest, if any, from April 19, 2018	99.899%, plus accrued interest, if any, from April 19, 2018	99.736%, plus accrued interest, if any, from April 19, 2018

Coupon:	3.700%	4.000%	4.200%

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2018

Record Dates:	May 1 and November 1

Optional Redemption:	T+20 basis points (prior to April 15, 2023); on and after April 15, 2023 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date	T+20 basis points (prior to March 15, 2025); on and after March 15, 2025 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date	T+25 basis points (prior to February 15, 2028); on and after February 15, 2028 at 100%, plus accrued and unpaid interest to, but excluding, the redemption date

CUSIP/ISIN Numbers:	CUSIP: 256746 AF5 ISIN: US256746AF59	CUSIP: 256746 AG3 ISIN: US256746AG33	CUSIP: 256746 AH1 ISIN: US256746AH16

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC RBC Capital Markets, LLC Fifth Third Securities, Inc.

U.S. Bancorp Investments, LLC

Senior Co-Managers:	PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc.

Co-Managers:	Citizens Capital Markets, Inc. HSBC Securities (USA) Inc. Regions Securities LLC TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling J.P. Morgan Securities LLC at (212) 834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322;  or Wells Fargo Securities, LLC at (800) 645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.